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EXHIBIT 11

                                 GRANCARE, INC.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
          (Dollars and Shares in Thousands, Except Per Share Amounts)

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
                                                              Three months ended                     Six months ended
                                                                   June 30,                              June 30,
                                                            1997                 1996               1997              1996
                                                      ---------------    ----------------   ---------------    ---------------
Primary
 Average shares outstanding...........................         24,028              23,252            23,925             23,201
 Net effect of conversion of stock options (a)........            ---                 600               ---                503
 Net effect of conversion of warrants (a).............            ---                 225               ---                228
                                                      ---------------    ----------------   ---------------    ---------------

               Total..................................         24,028              24,077            23,925             23,932
                                                      ===============    ================   ===============    ===============

 Net income (loss)....................................        $  (446)            $ 8,180          $(26,583)           $14,770
                                                      ===============    ================   ===============    ===============

 Net income (loss) per common share...................        $ (0.02)              $0.34          $  (1.11)             $0.62
                                                      ===============    ================   ===============    ===============


Fully diluted

 Average shares outstanding...........................         24,028              23,252            23,925             23,201
 Net effect of conversion of stock options (a)........            ---                 755               ---                711
 Net effect of conversion of warrants (a).............            ---                 233               ---                242
 Net effect of conversion of convertible securities...            ---               2,330               ---              2,330
  (b)
                                                      ---------------    ----------------   ---------------    ---------------

               Total..................................         24,028              26,570            23,925             26,484
                                                      ===============    ================   ===============    ===============

Net income (loss).....................................        $  (446)            $ 8,180          $(26,583)           $14,770
Interest on convertible securities - net of tax.......            ---                 636               ---              1,272
                                                      ---------------    ----------------   ---------------    ---------------
                                                              $  (446)            $ 8,816          $(26,583)           $16,042
                                                      ===============    ================   ===============    ===============

Net income (loss) per common share....................        $ (0.02)              $0.33          $  (1.11)             $0.61
                                                      ===============    ================   ===============    ===============



(a) Computed using the treasury stock method
(b) Computed using the "if-converted" method
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